                                                                    EXHIBIT 99.3

                          UNITED STATES DISTRICT COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

                                        )
                                        )
IN RE SERVICE CORPORATION               )
INTERNATIONAL                           )             CIVIL ACTION NO. H-99-0280
                                        )             (Judge Lynn N. Hughes)
                                        )
                                        )

                        DEFENDANTS' MOTION TO DISMISS THE
                       CONSOLIDATED CLASS ACTION COMPLAINT




                                           J. Clifford Gunter III
                                           Andrew M. Edison

                                           Bracewell & Patterson, L.L.P.
                                           South Tower Pennzoil Place
                                           711 Louisiana, Suite 2900
                                           Houston, Texas 77002-2781
                                           Telephone:        (713) 223-2900
                                           Facsimile:        (713) 221-1212

                                           COUNSEL FOR DEFENDANTS
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                                TABLE OF CONTENTS

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
INTRODUCTION......................................................................................................1

NATURE AND STAGE OF PROCEEDINGS...................................................................................3

PLAINTIFFS' ALLEGATIONS...........................................................................................4

STATEMENT OF FACTS................................................................................................5

         I.       GENERAL BACKGROUND..............................................................................5

         II.      THE PRENEED FUNERAL BUSINESS....................................................................6

         III.     THE "PRENEED STUDY."............................................................................7

         IV.      ACQUISITION, EXPANSION AND MERGER...............................................................8

         V.       THE SCI-ECI MERGER CLOSES AND FOURTH QUARTER
                  EARNINGS ARE ANNOUNCED..........................................................................9

ARGUMENT AND AUTHORITIES.........................................................................................10

         I.       THE CONSOLIDATED CLASS ACTION COMPLAINT DOES
                  NOT STATE THE BASIS FOR PLAINTIFFS' INFORMATION
                  AND BELIEF.....................................................................................10

         II.      PLAINTIFFS FAIL TO PLEAD FRAUD WITH PARTICULARITY..............................................13

                  A.       Plaintiffs Do Not Plead Specific Facts Showing That The
                           SCI Defendants' Statements Were False When Made.......................................13

                  B.       Plaintiffs' References to the Preneed Study Are Insufficient to
                           Show That the SCI Defendants' Statements Were False
                           When Made.............................................................................17

                  C.       Allegations Based on Internal Corporate Documents are
                           Insufficient to Satisfy the Reform Act................................................21

         III.     MANY OF THE ALLEGED MISSTATEMENTS ARE NOT
                  ACTIONABLE AS A MATTER OF LAW..................................................................23
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
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
                  A.       General Statements of Optimism Do Not Support a Fraud Claim...........................23

                  B.       Statements of Historical Fact Do Not Support a Fraud Claim............................25

                  C.       The SCI Defendants' Forward-Looking Statements are Protected
                           by The Safe Harbor....................................................................25

         IV.      PLAINTIFFS DO NOT ADEQUATELY ALLEGE SCIENTER...................................................26

                  A.       Under the Reform Act, Plaintiffs Must Allege Specific
                           Facts Creating a Strong Inference of Scienter that the SCI
                           Defendants Acted Knowingly or Recklessly, Not Just That
                           They Had a Motive and Opportunity to Commit Fraud.....................................28

                  B.       Plaintiffs' Allegations Do Not Support a Strong Inference
                           of Scienter...........................................................................32

                           1.       Plaintiffs' Allegations that the SCI Defendants Made
                                    Misstatements to Maintain SCI's Bond Rating Fails
                                    to Create the Required Inference of Scienter.................................33

                           2.       Plaintiffs' Allegation that the SCI Defendants Made
                                    Misstatements to Facilitate Consummation of the
                                    SCI-ECI Merger Fails to Create the Required Inference
                                    of Scienter..................................................................34

                           3.       The Individual Defendants' Lack of Trading in SCI Stock
                                    Negates Any Inference of Scienter............................................35

CONCLUSION.......................................................................................................38

CERTIFICATE OF SERVICE...........................................................................................40
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                              TABLE OF AUTHORITIES

                                                                                                               PAGE
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
CASES

Bryant v. Avado Brands, Inc., 1999 WL 688050 (11th Cir. 1999)....................................................31

Duncan v. Pencer, 1996 WL 19043 (S.D. N.Y. 1996).................................................................35

Ernst v. Hockfelder, 425 U.S. 185 (1976).........................................................................27

Ferber v. Travelers Corp., 785 F. Supp. 1101 (D. Conn. 1991).....................................................12

Friedberg v. Discreet Logic, Inc., 959 F. Supp. 42 (D.Mass. 1997)................................................30

Garcia v. United States, 469 U.S. 70 (1984).......................................................................1

Grossman v. Novell, Inc., 120 F.3d 1112 (10th Cir. 1997).........................................................24

Gulf Oil Corp. v. Copp Paving Co., 419 U.S. 186 (1974)...........................................................30

Haft v. Eastland Fin. Corp., 772 F. Supp. 1315 (D.R.I. 1991).....................................................12

Harris v. Ivax Corp., 998 F. Supp. 1449 (S.D. Fla. 1998),
         aff'd, 182 F.3d 799 (11th Cir.  1999)...................................................................26

Hausberg v. Comp USA, Inc., 1995 U.S. Dist.
         LEXIS 20333 (N.D. Tex. 1995).............................................................................2

Head v. NetManage, Inc., 1998 WL 917794 (N.D. Cal. 1998).........................................................36

In re 1993 Corning Sec. Litig., 1996 WL 257603 (S.D.N.Y. 1996)...................................................34

In re Advanta Corp. Sec. Litig., 1998 WL 387595 (E.D. Pa. 1998),
         aff'd, 180 F.3d 525 (3d Cir. 1999)......................................................................21

In re Advanta Corp. Sec. Litig., 180 F.3d 525 (3d Cir. 1999).....................................................31

In re Burlington Coat Factory Sec. Litig., 114 F.3d 1410 (3d Cir. 1997)..........................................35

In re Caere Corp. Sec. Litig., 837 F. Supp. 1054 (N.D. Cal. 1993)................................................24

In re Cirrus Logic Sec. Litig., 946 F. Supp. 1446 (N.D. Cal. 1996)...............................................34


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
In re Comshare Sec. Litig., 1997 WL 1091468 (E.D. Mich. 1997),
         aff'd, 183 F.3d 542 (6th Cir. 1999).....................................................................37

In re Comshare Sec. Litig., 183 F.3d 542 (6th Cir. 1999).........................................................31

In re Convergent Techs, Sec, Litig., 948 F.2d 507 (9th Cir.1991).................................................25

In re Credit Acceptance Corporation Securities Litigation,
         50 F. Supp.2d 662 (E.D. Mich. 1999).....................................................................37

In re Crown Am. Realty Trust Sec. Litig., 1997 WL 599299
         (W.D. Pa. 1997).........................................................................................34

In re Cypress Semiconductor Sec. Litig., 891 F. Supp. 1369
         (N.D. Cal. 1995)........................................................................................25

In re Gleaner Technologies, Inc. Sec. Litig., 1998 WL 915907
         (S.D.N.Y. 1998).........................................................................................37

In re Glenfed, Inc. Sec. Litig., 42 F.3d 1541 (9th Cir. 1994)....................................................28

In re Health Mgmt. Sys. Sec. Litig., 1998 WL 283286 (S.D.N.Y. 1998)..........................................16, 37

In re Health Management, Inc. Sec. Litig., 970 F. Supp. 192
         (E.D.N.Y.1997)..........................................................................................34

In re Mobile Telecommunication Techs. Corp. Sec. Litig.,
         915 F. Supp. 828 (S.D. Miss. 1995)......................................................................24

In re Oak Tech. Sec. Litig., 1997 WL 448168 (N.D. Cal. 1997).................................................13, 15

In re Paracelsus Corp. Sec. Litig., 1998 WL 1108373
         (S.D. Tex. 1998)....................................................................................29, 32

In re Silicon Graphics, Inc. Sec. Litig., 970 F. Supp. 746
         (N.D. Cal. 1997) ...................................................................................10, 12

In re Silicon Graphics Sec. Litig., 183 F.3d 970 (9th Cir. 1999)......................3, 11, 22, 23, 29, 30, 31, 32

In re Stac Elecs. Sec. Litig., 89 F.3d 1399 (9th Cir. 1996),
         cert. denied, 117 S.Ct. 1105 (1997)..................................................................5, 13

In re Stratosphere Corp. Sec. Litig., 1997 WL 581032 (D.Nev. 1997)...............................................13


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
In re VeriFone Sec. Litig., 784 F. Supp. 1471 (N.D. Cal. 1992),
         aff'd, 11 F.3d 865 (9th Cir.  1993).....................................................................24

In re Worlds of Wonder Sec. Litig., 35 F.3d 1407 (9th Cir. 1994),
         cert. denied, 116 S.Ct. 185 (1995)...................................................................4, 38

INS v. Cardoza-Fonseca, 480 U.S. 421 (1987)......................................................................30

L.L. Capital Partners, L.P. v. Rockefeller Center Properties, Inc.,
          939 F. Supp. 294 (S.D.N.Y. 1996).......................................................................33

Leonard v. Netframe Sys., Inc., 1995 WL 798923 (N.D. Cal. 1995)..................................................14

Leventhal v. Tow, 48 F. Supp. 2d 104 (D. Conn. 1999).........................................................34, 35

Lovelace v. Software Spectrum Inc., 78 F.3d 1015 (5th Cir. 1996)..............................................5, 28

Malin v. Ivax, 17 F. Supp.2d 1345 (S.D. Fla. 1998)...............................................................35

McNamara v. Bre-X Minerals Ltd., 1999 WL 507441
         (E.D. Tex. 1999)........................................................................................14

Melder v. Morris, 27 F.3d 1097, 1100 (5th Cir. 1994).................................................13, 17, 29, 33

Northwest Forest Resource Council v. Glickman,
         82 F.3d 825 (9th Cir. 1996)..............................................................................1

Novak v. Kasaks, 997 F. Supp. 425 (S.D.N.Y. 1998)............................................................12, 15

Press v. Chemical Investment Services Corp., 166 F.3d 529
         (2d Cir. 1999)..........................................................................................31

Raab v. General Physics Corp., 4 F.3d 286 (4th Cir. 1993)........................................................24

Robertson v. Strassner, 32 F. Supp.2d 443 (S.D. Tex. 1998).......................................................32

Ronconi v. Larkin, 1998 WL 230987 (N.D. Cal. 1998)...........................................................16, 17

San Leandro Emergency Med. Group Profit Sharing Plan v. Philip
         Morris Companies, 75 F.3d 801 (2d Cir. 1996)........................................................32, 33

Shields v. Citytrust Bancorp, Inc., 25 F.3d 1124 (2d Cir. 1994)..................................................28

Snowden v. Hughes, 321 U.S. 1 (1944).........................................................................20, 21

Tuchman v. DSC Communications Corp., 14 F.3d 1061 (5th Cir. 1994)................................................27


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
Wenger v. Lumisys, Inc., 2 F. Supp.2d 1231 (N.D. Cal. 1998)..............................................14, 22, 25

Williams v. WMX Techs., Inc., 112 F.3d 175 (5th Cir.),
         cert. denied, 118 S.Ct. 412 (1997)......................................................................32

Zeid v. Kimberley, 930 F. Supp. 431 (N.D. Cal. 1996).........................................................14, 22


STATUTES/RULES

Fed. R. Civ. P. 9(b)...........................................................................1, 2, 12, 13, 28, 33

Fed. R. Evid. 201(b)..............................................................................................2

15 U.S.C. Section 78u-4(b)(1)................................................................................10, 11

15 U.S.C. Section 78u-4(b)(1)(B).................................................................................11

15 U.S.C. Section 78u-4(b)(2)....................................................................................29

15 U.S.C. Section 78u-4(b)(3)(A)..................................................................................2

15 U.S.C. Section 78u-5(c)(1)(A)(i)..............................................................................25



OTHER

H.R. Conf. Rep. No. 104-369, 104th Cong., 1st Sess. 31 (1995),
         reprinted in 1995 U.S.C.C.A.N. 730........................................................1, 2, 28, 29, 30

H.R. Doc. No. 104-150 (1995).....................................................................................30


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                          UNITED STATES DISTRICT COURT
                           SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

                                        )
                                        )
IN RE SERVICE CORPORATION               )
INTERNATIONAL                           )            CIVIL ACTION NO. H-99-0280
                                        )            (Judge Lynn N. Hughes)
                                        )
                                        )

                        DEFENDANTS' MOTION TO DISMISS THE
                       CONSOLIDATED CLASS ACTION COMPLAINT

         Pursuant to Fed. R. Civ. P. 9(b), 12(b)(6) and the Private Securities Litigation Reform Act of 1995, Defendants Service Corporation International ("SCI"), R. L. Waltrip, L. William Heiligbrodt and George R. Champagne (collectively "the SCI Defendants")(1) file this Motion to Dismiss the Consolidated Class Action Complaint.

                                  INTRODUCTION

         This securities fraud class action is governed by the Private Securities Litigation Reform Act of 1995, Pub. L. No. 104-67 (the "Reform Act"). In enacting the Reform Act, Congress found "significant evidence of abuse in private securities lawsuits." H.R. Conf. Rep. No. 104-369, 104th Cong., 1st Sess. 31 (1995), reprinted in 1995 U.S.C.C.A.N. 730.(2) Specifically, Congress noted that these abusive practices included "the routine filing of lawsuits against issuers of securities and others whenever there is a significant change in an issuer's stock price, without regard to any underlying

--------

         (1) Waltrip, Heiligbrodt and Champagne are referred to as the "Individual Defendants."

         (2) The Conference Report is the "authoritative source for finding the Legislature's intent." Garcia v. United States, 469 U.S. 70, 76 (1984). See also Northwest Forest Resource Council v. Glickman, 82 F.3d 825, 835 (9th Cir. 1996) ("[A] congressional conference report is recognized as the most reliable evidence of congressional intent because 'it represents the final statement of the terms agreed to by both houses'").

culpability of the issuer, and with only faint hope that the discovery process might lead eventually to some plausible cause of action[.]" Id. Congress further found that the standard for pleading fraud under Fed. R. Civ. P. 9(b) "has not prevented abuse of the securities laws by private litigants." Id. at 41.

         Among other things, the Reform Act requires plaintiffs to state with particularity the facts -- not speculation -- that supports their belief that a fraud really has taken place. Plaintiffs now must convince the court that they have facts to support a fraud action, and not just a vivid imagination and hope that the discovery process will be fruitful. Unlike a traditional Rule 12(b)(6) motion, a motion to dismiss under the Reform Act does not permit a plaintiff to rest on presumptions or require the Court to draw inferences in plaintiffs' favor. The Reform Act authorizes courts to scrutinize complaints for the requisite factual basis at the outset, and requires dismissal of cases that are deficient. 15 U.S.C. Section 78u-4(b)(3)(A).

         This securities fraud class action is exactly the type of case that prompted Congress to reform the federal securities laws, for Plaintiffs have brought this action solely on the basis that SCI experienced a significant drop in its stock price during the Class Period, going from a closing price of 43-3/8 on July 17, 1998 to 19-1/2 on January 26, 1999.(3) Although Plaintiffs accuse SCI and its three highest ranking officers of engaging in a fraud of the greatest magnitude, there are no facts to substantiate this serious charge.

         Reminiscent of pre-Reform Act pleadings, Plaintiffs simply recite a litany of statements by the SCI Defendants covering all aspects of SCI's business - including operating challenges,

--------

         (3) In rendering its decision on a motion to dismiss, the Court may consider matters of public record involving historical stock prices. Fed. R. Evid. 201(b); Hausberg v. Comp USA, Inc., 1995 U.S. Dist. LEXIS 20333, at *31
n.14 (N.D. Tex. 1995).

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acquisitions and financial results. The Consolidated Class Action Complaint
("CCAC") then summarily concludes that these statements were false or misleading when made because SCI did not disclose that its preneed funeral business was causing a sharp erosion in its profit margins. This type of pleading simply does not satisfy the Reform Act.

         It is noteworthy that Plaintiffs conveniently forget to mention that the Individual Defendants in this case -- the purported masterminds of this fraud -- did not sell any shares of SCI stock during the Class Period. This completely negates any inference of scienter.

         The CCAC should be dismissed for the following reasons:

                  1. The CCAC does not satisfy the Reform Act requirement that allegations made on "information and belief" state with particularity the facts on which the belief is formed;

                  2. The CCAC does not allege, with the particularity required by the Reform Act, that the SCI Defendants' statements concerning SCI's preneed funeral business were false when made;

                  3. The statements alleged to be false or misleading were in fact innocuous, non-actionable statements of general optimism or historical fact. Courts have long held that such statements cannot serve as the basis for a securities claim; and

                  4. The CCAC fails to allege with particularity facts giving rise to a strong inference that the SCI Defendants acted with, at a minimum, deliberate recklessness. See In re Silicon Graphics Sec. Litig., 183 F.3d 970 (9th Cir. 1999) (Silicon Graphics II). Far from meeting that standard, the CCAC even fails to meet lower scienter standards applied by other courts interpreting the Reform Act.

                         NATURE AND STAGE OF PROCEEDINGS

         In January and February 1999, more than 20 virtually identical class action lawsuits were filed in the Southern District of Texas against SCI and certain of its present and former officers and directors. Two class action lawsuits were brought in the Eastern District of Texas and transferred

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to the Southern District of Texas. All of these actions have been consolidated before this Court under Cause No. H-99-0280; In Re Service Corporation International.

         On June 9, 1999, this Court appointed Rujira Srisythep, Carl Helwig and Allan Lisse to serve as Lead Plaintiffs. This Court also appointed Roger Greenberg to serve as Lead Plaintiffs' Counsel. On August 25, 1999, this Court certified the Lead Plaintiffs as class representatives. The Class Period is from July 17, 1998 to January 26, 1999.

         On September 3,1999, Plaintiffs filed the CCAC, alleging claims against the SCI Defendants under Sections 11, 12(a)(2), and 15 of the Securities Act of 1933, Sections 10(b), 20(a) and 20A of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated by the Securities and Exchange Commission ("SEC").(4)

                             PLAINTIFFS' ALLEGATIONS

         The allegations contained in the CCAC focus entirely on SCI's preneed funeral business. According to Plaintiffs, the SCI Defendants were aware that SCI's preneed funeral business was unprofitable but failed to disclose that information to the public. This elaborate ruse is alleged to have been perpetrated so that SCI could inflate its stock price in order to maintain high credit ratings on debt securities and obtain favorable terms in connection with a stock-for-stock transaction.

--------

         (4) There can be no violation of Section 15 of the Securities Act of 1933 and Section 20(a) of the Securities Exchange Act of 1934 without a primary violation. See In re Worlds of Wonder Sec. Litig., 35 F.3d 1407, 1428 n.9 (9th Cir. 1994), cert. denied, 116 S.Ct. 185 (1995). Because Plaintiffs have not stated a claim under Section 10(b) or Rule 10b-5, they have no claim under Sections 20(a) and 20A. Similarly, because Plaintiffs have not stated a claim under Sections 11 or 12(a)(2), they have no claim under Section 15 either.

                               STATEMENT OF FACTS

I.       GENERAL BACKGROUND.

         SCI is a Texas corporation founded in 1962 by R.L. Waltrip. From a single funeral home in the Heights, SCI has grown into the largest provider of death care services and products in the world. See CCAC at Paragraph 19. As of December 31, 1998, SCI and its subsidiary and affiliate companies operated 3,442 funeral service locations, 433 cemeteries and 191 crematoria located in 20 countries on five continents. Id. SCI performs approximately 11 percent of the funeral services in North America, 28 percent of the funeral services in France, 14 percent of the funeral services in the United Kingdom and 25 percent of the funeral services in Australia. See SCI's Form 10-K for the Fiscal Year ended December 31, 1998, attached as Exhibit A, at p. 2.(5) SCI's common stock is listed on the New York Stock Exchange.

         Historically, SCI's growth has been largely attributable to acquisitions.(6) During the 1990s alone, SCI added more than 2,800 funeral homes worldwide. See CCAC at Paragraph 20.

         During the Class Period, Waltrip served as SCI's Chief Executive Officer, Heiligbrodt served as SCI's Chief Operating Officer and Champagne served as SCI's Chief Financial Officer. Id. at Paragraphs 7-9.

--------

         (5) All exhibits attached to this Motion to Dismiss are referenced in the CCAC or are public documents filed with the SEC. It is well-settled that the Court may take judicial notice on a motion to dismiss of those documents which are referenced in the Complaint or are public documents filed with the SEC. See In re Stac Elecs. Sec. Litig., 89 F.3d 1399, 1405 n.4 (9th Cir. 1996), cert. denied, 117 S. Ct. 1105 (1997); Lovelace v. Software Spectrum Inc., 78 F.3d 1015, 1018 (5th Cir. 1996).

         (6) SCI revolutionized the funeral industry through its innovative "clustering" concept. SCI believed that by sharing facilities, vehicles, equipment and personnel, several funeral homes within a given area or "cluster" could operate more efficiently and lower combined overhead costs, thus achieving economies of scale unavailable to them as independent operators. See CCAC at Paragraph 17.


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II.      THE PRENEED FUNERAL BUSINESS.

         Preneed funeral contracts are arrangements where individuals select and purchase their funeral arrangements prior to their death, and funeral homes agree to perform the funeral services in the future. Id. at Paragraph 22. For SCI, preneed funeral contracts provide an opportunity to protect current market share and lock-in future market share. Id. at Paragraph 126 ("only 30 percent of the people who buy preneed through an SCI facility would be an SCI at need customer"). For consumers, by planning ahead, they avoid forcing family and friends from having to make costly and difficult funeral decisions during a period of peak emotional strain.

         SCI's SEC filings fully disclose how its preneed funeral business operates:

                  SCI sells price guaranteed prearranged funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Payments under these contracts are placed in trust accounts (pursuant to applicable law) or are used to pay premiums on life insurance policies. Earnings on trust funds and increasing benefits under insurance funded contracts also increase the amount of cash to be received upon performance of the funeral.

See SCI's Form 10-K for the Fiscal Year Ended December 31, 1997, attached as Exhibit B, at p. 16.(7) As SCI purchased additional funeral homes, it acquired both the obligation to perform preneed funerals and the mortuary trust assets that eventually are used to pay for the preneed funerals. See CCAC at Paragraph 22.

--------

         (7) SCI's SEC filings also note the accounting treatment given to prearranged funerals:

                  Amounts paid by a customer under a prearranged funeral contract are recognized in funeral revenue at the time the funeral service is performed. Trust earnings and increasing insurance benefits are accrued and deferred until the services are performed, at which times these funds are also recognized in funeral revenues....

See Exhibit A at p.36.


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

         SCI's trust funds are invested to "cover future increases in the cost of providing a price guaranteed funeral service." See Exhibit A at p.18. Recent years have seen SCI's trust funds perform very well. In fact, SCI's "North American prearranged trust portfolio earned a return of 18.0% in 1998 and 12.5% in 1997 (including realized gains)." Id. As of December 31, 1998, the total value of unperformed prearranged funeral contracts expected to be recognized by SCI in future periods was $3.75 billion (up from $3.37 billion as of December 31, 1997).(8) Id.

III. THE "PRENEED STUDY."

         To determine how to optimize the performance of trust investments, SCI undertook during 1996 and 1997 a "review of the prearranged trust investment process which included an asset/liability study." See Exhibit B at p.16. The CCAC refers to this review as the "Preneed Study." (9) See CCAC at Paragraph 32.

         At the time the Preneed Study was initiated, SCI invested its funeral trust funds approximately 21 percent in equity and 79 percent in fixed income. See Exhibit C-1 at SCI0009. The Preneed Study looked at five different asset allocation mixes available to SCI (including the 21 percent equity/79 percent fixed income asset allocation mix in effect at the time), and found that SCI could increase the trust rate of return through adoption of a new asset allocation mix. See Exhibit C-4 at SCI0062-63. In light of this conclusion, SCI, during 1997, reallocated its trust portfolio to

--------

         (8) The total value of unperformed prearranged funeral contracts are trust funded or insurance funded and represent the original contract price plus accumulated trust earnings or increasing insurance benefits. See Exhibit A at p.36.

         (9) True and correct copies of the various documents comprising the Preneed Study are attached as Exhibits C-1 to C-7. The Preneed Study is authenticated by the Declaration of Mary Beth Russo, attached as Exhibit C. The "asset/liability" study referred to in SCI's Form 10-K is part of the Preneed Study and is attached as Exhibit C-1. For simplicity sake, all pages of the Preneed Study have been stamped with a "SCI" bates-stamp.

achieve a "new asset allocation of approximately 65 percent equity and 35 percent fixed income." See Exhibit B at p.16. SCI also implemented "a new investment program which entail[ed] the consolidation of multiple trustees, the use of institutional managers with differing investment styles and consolidated performance monitoring and tracking." Id.

         The Preneed Study was fully disclosed in SCI's numerous SEC filings. See, e.g., Exhibit B at pp. 16-17; SCI's Form 10-K for the Fiscal Year Ended December 31, 1996, attached as Exhibit D, at p. 17.

IV.      ACQUISITION, EXPANSION AND MERGER.

         The summer of 1998 was a busy time for SCI. On July 17, 1998, SCI announced that it had acquired American Memorial Life Insurance Company, the preneed funeral services division of American Annuity Group, Inc. See CCAC at Paragraph 73. Also on July 17, 1998, SCI announced that it had formed a new financial services subsidiary, SCI Financial Services, Inc., to facilitate the expansion of SCI's preneed businesses and financial activities worldwide. Id. A week later, SCI announced its second quarter revenues and earnings. Id. at Paragraph 78. For the three months ended June 30, 1998, SCI reported revenues of $671.9 million, net income of $90.9 million and diluted earnings per share of $.35. Id.

         On August 6, 1998, SCI announced that it had reached a definitive agreement with Equity Corporation International ("ECI"), the nation's fourth largest publicly traded death care company, to acquire ECI in a merger transaction. Id. at Paragraph 80. In an interesting twist to the merger, urban-oriented SCI and rural-oriented ECI were part of the same company until 1990 when ECI was spun off and relocated its headquarters to Lufkin, Texas. Id.

         On October 22, 1998, SCI announced its third quarter revenues. Id. at Paragraph 94. For the three months ended September 30, 1998, SCI reported revenues of $712.5 million, net income of $83.2 million and earnings per share of $.32. Id. These results were significantly higher as compared to the same period for the year before. Id.

V.       THE SCI-ECI MERGER CLOSES AND FOURTH QUARTER EARNINGS ARE ANNOUNCED.

         The SCI-ECI merger closed on January 19, 1999 with ECI shareholders receiving .71053 of a share of SCI common stock for each share of ECI common stock. Id. at Paragraph 69.

         On January 26, 1999, SCI issued a press release, announcing that it expected diluted earnings per share for the fourth quarter of 1998 would be lower than analysts' expectations (10) See Exhibit E. For the three months ended December 31, 1998, SCI said it expected diluted earnings per share in the range of $.22-$.24 as compared to the First Call earnings estimate of $0.42 per share
(11) Id. The stock market reacted swiftly to the news. SCI's stock price dropped from 34 7/16 to 19 1/2, a

--------
         (10) SCI explained in a press release the reasons for the lower than expected earnings included:

                  o Reduced mortality rates in the Company's major markets resulting in fewer funerals performed at the Company's locations.

                  o        Cemetery revenues below anticipated levels.

                  o Increased operating costs and field overhead expenses associated with necessary investment in newly acquired operations, information technology systems and training programs.

                  o Fewer acquisitions during the quarter than were previously expected due to higher than anticipated acquisition pricing.

                  o Disappointing results from selected foreign operations.

See Exhibit E.

         (11) While SCI did not meet analyst's expectations, it should be noted that, for the year ended December 31, 1998, SCI still earned $1.31 a share on net income of $342.1 million. See Exhibit A at p.7.

single day loss of almost 44 percent. See CCAC at Paragraph 124. Today, SCI's common stock trades at around $8.(12)

                            ARGUMENT AND AUTHORITIES

I. THE CONSOLIDATED CLASS ACTION COMPLAINT DOES NOT STATE THE BASIS FOR PLAINTIFFS' INFORMATION AND BELIEF

         The Reform Act adopted several procedural requirements designed to weed out non-meritorious cases at the pleading stage. It forbids conclusory or generalized allegations of fraud, and commands that a complaint "shall specify each statement alleged to have been misleading, the reason or reasons why the statement is misleading, and, if an allegation regarding the statement or omission is made on information and belief, the complaint shall state with particularity all facts on which that belief is formed." 15 U.S.C. Section 78u-4(b)(1) (emphasis added). A complaint that does not meet these criteria "shall" be terminated at the pleading stage. 15 U.S.C. Section 78u-4(b)(3)(A) (emphasis added).

         The Reform Act's information and belief provision is a significant new requirement. In this case, Plaintiffs do not profess to have personal knowledge of their allegations; hence, they are pleading on information and belief. See In re Silicon Graphics, Inc. Sec. Litig., 970 F. Supp. 746, 763 (N.D. Cal. 1997) (Silicon Graphics I) (noting that a complaint based on "investigation of counsel" is the same as a complaint based upon "information and belief"), aff'd, In re Silicon Graphics, Inc.

--------

         (12) SCI is not the only company in the death care industry to see its stock tumble in the last year. Operating challenges have severely impacted the funeral industry as a whole. Loewen Group (NYSE: LWN), the nation's second largest death care firm, is now mired in Chapter 11 bankruptcy proceedings. Its stock is currently trading at around 1/2 (52 week high: 15-3/8). Another major force in the industry, Stewart Enterprises, Inc., (NASDAQ: STEI) recently warned of lower than expected earnings for the rest of this year and its stock dropped as well. It is currently trading at around 5-1/32 (52 week high: 24-3/4).

Graphics, Inc. Sec. Litig., 183 F.3d 970 (9th Cir. 1999). Plaintiffs must therefore "state with particularity all facts" that support their belief that the SCI Defendants committed fraud. See 15 U.S.C. Section 78u-4(b)(1).

         The only attempt to comply with the Reform Act -- other than Plaintiffs' specious reference to the Preneed Study, discussed more fully below -- is a boilerplate paragraph entitled "Plaintiff's [sic] Investigation," which alleges:
                  Plaintiff's [sic] allegations set forth herein are based on a thorough investigation conducted by and through their attorneys. Such investigation included a review and analysis of:

                  a. SCI's filings with the SEC both prior to and throughout the Class Period;

                  b. the Company's Annual Reports to shareholders both prior to and during the Class Period;

                  c. the Company's press releases and other publicly disseminated statements made by defendants prior to, during, and following the Class Period;

                  d. reports, articles, and other written materials concerning the Company and the subject matter of this complaint;

                  e. analyst reports and investor advisory service reports; and

                  f. consultations with forensic accountants, former company employees and other individuals knowledgeable about the Company's business, operations and services.

See CCAC at Paragraph 128.

         Courts applying the Reform Act have held repeatedly that this type of conclusory pleading does not comply with the statutory requirement to "state with particularity all facts" that form plaintiffs' belief that the defendants committed fraud. See 15 U.S.C. Section 78u-4(b)(1)(B). Indeed, complaints with virtually identical "Basis of Allegations" paragraphs have been routinely dismissed. See, e.g., Silicon Graphics II, 183 F.3d 985 (rejecting a rote basis of allegations paragraph, stating that "a plaintiff must provide, in great detail, all the relevant facts forming the basis of her belief");

Novak v. Kasaks, 997 F. Supp. 425, 431 (S.D.N.Y. 1998) (virtually identical "Basis of Allegations" paragraph coupled with allegations of negative internal reports insufficient).

         Plaintiffs' assertion that their allegations are based in part on unspecified "consultations with forensic accountants, former company employees and other individuals knowledgeable about the Company's business, operations and services" (CCAC at Paragraph 128) is especially flawed. "If, in fact, these unnamed 'consultants' provided information forming the basis for these allegations, then the consultants should have been named in the complaint." Novak, 997 F. Supp. at 431 (dismissing complaint); see also Silicon Graphics I, 970 F. Supp. at 763 (Reform Act legislative history suggests plaintiffs must identify "confidential informants, employees, competitors, Government employees, members of the media, and others who have provided information leading to the filing of the case"). Plaintiffs do not identify any single discussion with anyone upon which they formed their supposed "belief." There are no facts in the CCAC that would suggest that Plaintiffs' allegations are derived from anything more than their counsel's surmise and speculation.(13)

--------

         (13) Plaintiffs cite an August 12, 1999 article from The Death Care Business Advisor that does not even purport to quote SCI executives. Under the Reform Act, such an article does not support a claim for fraud. Ferber v. Travelers Corp., 785 F. Supp. 1101, 1108 (D. Conn. 1991) ("The strictures of Rule 9(b) are not satisfied by indirect quotes taken from a newspaper reporter's notebook"); Haft v. Eastland Fin. Corp., 772 F. Supp. 1315, 1319 (D.R.I. 1991) (news article "fail[ed] to provide the underlying factual support required by Rule 9(b)" because "[i]t is not a direct quote from the defendants, it is merely an analysts' opinion ").

II.      PLAINTIFFS FAIL TO PLEAD FRAUD WITH PARTICULARITY

         A. PLAINTIFFS DO NOT PLEAD SPECIFIC FACTS SHOWING THAT THE SCI DEFENDANTS' STATEMENTS WERE FALSE WHEN MADE.

         Despite its length and complexity, the CCAC does not satisfy the Reform Act's rigorous pleading standard.(14) The CCAC contains no facts detailing when, where, and how the SCI Defendants knew the challenged statements were false when made (15) "Apparently, plaintiffs believe that the sheer volume of their allegations gives credibility to their claims." In re Oak Tech. Sec. Litig., 1997 WL 448168, at *4 (N.D. Cal. 1997).

         Plaintiffs' allegations are based on the conclusory assumption that at the time statements were made concerning SCI's financial condition and preneed funeral business, the opposite of what was said was true. This type of conclusory, fraud-by-hindsight pleading was routinely rejected even under the less rigorous pre-Reform Act pleading standard:

                  Plaintiff's conclusory attempt to plead as "facts" the converse of the positive statements made by defendants does not satisfy [the] requirement that a plaintiff identify particular facts indicating the falsity of defendants' statements. Essentially, plaintiff points to a positive statement by defendants,

--------

         (14) As an aside, the CCAC also does not satisfy the requirements of Fed. R. Civ. P. 9(b). See Melder v. Morris, 27 F.3d 1097 (5th Cir. 1994).

         (15) These standards apply equally to securities fraud claims brought under Sections 10(b) and 20A of the 1934 Act and Sections 11 and 12(2) of the 1933 Act where, as here, the gravamen of each claim is fraud. See, e.g., In re Stac Elecs. Sec. Litig., 89 F.3d at 1404-05 (holding that "the particularity requirements of Rule 9(b) apply to claims brought under Section 11 when, as here, they are grounded in fraud"); Melder, 27 F.3d at 1100 n.6 (holding that Rule 9(b) applies to 1933 Act claims when they are grounded in fraud rather than negligence, and applying the rule to Section 11 and 12(2) claims). Here, Plaintiffs' Section 11 and 12(2) claims sound in fraud. Plaintiffs' effort to distinguish between negligence and fraud are not successful because Plaintiffs'
Section 11 and 12(2) claims are based on the same predicate facts. See In re Stratosphere Corp. Sec. Litig., 1997 WL 581032 at *7-8 (D.Nev. 1997) (holding that "[p]laintiffs cannot avoid the more stringent requirements of Rule 9(b) by merely inserting boilerplate language into their Complaint stating that claims are based in negligence, not fraud, or try to plead both fraud and negligence by stating Defendants 'knew or should have known' of the alleged falsity").

                  such as, "We are very pleased with growth through the second quarter and look forward to the opportunities and challenges ahead," and, in a conclusory manner, states the opposite, such as "the Company expected a material decline in its profitability." These are not specific "facts" indicating that the first statement was false; these are simply allegations that the opposite was true without any supporting facts or circumstances. Plaintiff does not specify dates, places, amounts, transactions, etc. Plaintiff does not point to any inconsistent contemporaneous statements or information (such as internal reports) which were made by or available to defendants at the time of the positive statements which would suggest that the positive statements were false or misleading. . . . Because of this, plaintiff's allegations must be dismissed.

Leonard v. Netframe Sys., Inc., 1995 WL 798923, at *6 (N.D. Cal. 1995) (citations omitted).

         Not surprisingly,"post-Reform Act cases have emphasized [that] without references to specific facts demonstrating that the statements at issue were false or misleading when made, allegations regarding adverse information supposedly known to defendants are merely 'speculation and conclusions drawn from hindsight.'" Wenger v. Lumisys, Inc., 2 F. Supp.2d 1231, 1250 (N.D. Cal.
1998) (citation omitted). See also Zeid v. Kimberley, 930 F. Supp. 431, 436 (N.D. Cal. 1996) (conclusory allegations insufficient to support securities fraud claim where complaint did not plead contemporaneous facts tending to show that the allegedly misleading statements were false when made); In re Oak Tech Sec. Litig., 1997 WL 448168, at *5 (insufficient for plaintiffs to merely allege that defendants made certain representations even though they were aware of contrary adverse information; plaintiffs must provide supporting contemporaneous factual allegations, including allegations of when defendants learned of adverse information); McNamara v. Bre-X Minerals Ltd., 1999 WL 507441, at *20 (E.D. Tex.
1999) (same).

         Here, Plaintiffs allege that the SCI Defendants "knew" that the independent funeral homes acquired by SCI had failed to actively manage their funeral trust assets (CCAC at Paragraph 44); "knew" that SCI had failed to actively invest its existing mortuary trust assets (Paragraph 74); "knew" that funeral trust funds were inadequately funded to cover the cost of providing a funeral (Paragraph 91); and "knew" that SCI's preneed funeral business was a drain on SCI's profitability. (Paragraphs 12, 44).

         These conclusory allegations are not sufficient to meet Plaintiffs' pleading burden. The CCAC does not plead what specific information the SCI Defendants knew, how they knew it, and why it rendered their statements false. Plaintiffs have failed to point to particular contemporaneous, inconsistent statements by the SCI Defendants or to show specific information available to the SCI Defendants revealed something different than what the SCI Defendants stated or failed to state. Conclusory pleadings that "'adverse material facts were in existence or known by Defendants at the time the allegedly misleading statements were made" are not enough. In re Oak Tech. Sec. Litig., 1997 WL 448168, at *4.

         In Novak, 997 F. Supp. 425, the court dismissed plaintiffs' securities fraud action for failing to plead "facts underlying the complaint's allegations as to the information that was available to the individual defendants" or to "direct the Court to where those facts might be found." Id. at 431. Plaintiffs' allegations here, like those in the Novak case, are based on unnamed consultants and other unspecified sources, and do not identify any basis for concluding that any SCI Defendant knew of any adverse fact concerning SCI's preneed funeral business.

         Throughout the CCAC's 77 pages, Plaintiffs point to a number of statements made by the SCI Defendants and claim, without providing any factual support, that the opposite of what the SCI Defendants said was true. For example:

                  o SCI said in public filings that preneed funeral contracts are sold at prices prevailing when the agreements are signed. See CCAC at Paragraph 88.

                                    o        Plaintiffs claim this is not true.
                                             Id. at Paragraph 89.

                  o SCI said that its financial services subsidiary would coordinate the investment of all funeral trust assets. Id. at Paragraph 73.

                                    o        Plaintiffs blithely assert this is
                                             not true. Id. at Paragraph 74.

                  o SCI coordinated investments of all of the company's funeral trust funds. Id. at Paragraph 94.

                                    o        Plaintiffs claim this is not the
                                             case. Id. at Paragraph 95.

                  o SCI said that the operational systems of SCI and ECI were similar. Id. at Paragraph 82.

                                    o        Plaintiffs claim this is not true.
                                             Id. at Paragraph 83.

                  o SCI said in 1997 that it had implemented a new investment program for its funeral trust funds targeting "a real return in excess of the amount necessary to cover future increases in the cost of providing a price guaranteed funeral." Id. at Paragraph 90.

                                    o        Plaintiffs allege this is not true.
                                             Id. at Paragraph 91.

                  o SCI said it had purchased American Memorial Life Insurance Company to facilitate the expansion of SCI pre-need business and financial activities worldwide. Id. at Paragraph 92.

                                    o        Plaintiffs say this is not true.
                                             Id. at Paragraph 93.

"[T]he conclusory allegation that the opposite of a statement in a press release is true, without further factual elaboration, is insufficient." In re Health Mgmt. Sys. Sec. Litig., 1998 WL 283286, at * 6 (S.D.N.Y. 1998). Without specific factual detail, this type of pleading certainly does not satisfy the Reform Act.

         Ronconi v. Larkin, 1998 WL 230987 (N.D. Cal. 1998) is directly on point. In that case, the court dismissed a securities fraud claim based upon purported misstatements made in connection with an announced merger. In an observation applicable to this case, the court noted that "plaintiffs' allegations of falsity really amount to the following: defendants said X. X was false. X was false because the opposite of X was true. Or X was false because X did not later come true." Id. at *4. The court continued: "While such a syllogism might be a sufficient statement of falsity in ordinary expression, it is not adequate under the standards of law for pleading violations of the Securities Exchange Act of 1934." Id. The same is the case here. Plaintiffs' failure to allege a factual basis for their claims requires a dismissal. This is not a technical defect. This issue prompted securities litigation reform legislation: plaintiffs are no longer allowed to base their claims on guesswork, with the "faint hope" that discovery might prove the guess correct.

         B. PLAINTIFFS' REFERENCES TO THE PRENEED STUDY ARE INSUFFICIENT TO SHOW THAT THE SCI DEFENDANTS' STATEMENTS WERE FALSE WHEN MADE.

         Plaintiffs attempt to satisfy the Reform Act's strict pleading requirements by alleging that the SCI Defendants were aware through the Preneed Study that SCI's preneed funeral business was unprofitable. Specifically, Plaintiffs claim that the Preneed Study confirmed that:

                  o a "significant number of independent funeral homes acquired by SCI had failed to actively manage their mortuary trust assets and, as a result, a material number of SCI's funeral services had been and would continue to be, performed at significant losses to SCI, severely cutting into SCI's profit margins." CCAC at Paragraph 44. See also CCAC at Paragraphs 32, 35, 74(a); and

                  o "SCI's trust funds had not been managed to grow at a rate equal to or greater than the increase in the cost of funeral services." CCAC at Paragraph 53 (emphasis included in original).

The problem with Plaintiffs' reliance on the Preneed Study is twofold. FIRST, THE STATEMENTS IN THE CCAC ABOUT THE ALLEGED CONTENTS OF THE PRENEED STUDY ARE OUTRIGHT FALSEHOODS.(16) The Preneed

--------

         (16) As in Melder, 27 F.3d at 1101 fn. 8, "if plaintiffs' counsel had been bound under the same strictures concerning veracity as were the [defendants] under governing securities law standards, their complaint would have to be labeled misleading."

Study simply does not in any respect say what Plaintiffs claim it says. By way of example, a thorough review of the Preneed Study will not find one sentence, chart or graph supporting Plaintiffs' baseless accusations that a "significant number of independent funeral homes acquired by SCI had failed to actively manage their mortuary trust assets" or that "SCI's trust funds had not been managed to grow at a rate equal to or greater than the increase in the cost of funeral services."

         SECOND, THE PRENEED STUDY ACTUALLY REBUTS EACH OF PLAINTIFFS' UNSUBSTANTIATED ALLEGATIONS, COMPLETELY UNDERMINING THE CREDIBILITY OF THE CLAIMS RAISED IN THE CCAC. For example, contrary to Plaintiffs' bald assertion that the Preneed Study demonstrates that "SCI's trust funds had not been managed to grow at a rate equal to or greater than the increase in the cost of funeral services" (CCAC at Paragraph 53), the Preneed Study shows that SCI's return on mortuary trust assets has considerably outpaced inflation. The Preneed Study indicated that the "current actual" return of SCI's mortuary trust assets was 2 percent over inflation. See Exhibit C-4 at SCI0064. The Preneed Study also estimated that a 65 percent equity/35 percent fixed income asset allocation mix would, on an annual basis, return more than five percent over inflation.(17) Id. In 1997, SCI selected the 65 percent equity/35 percent fixed income asset allocation. The fully disclosed results have been even better than expected, as SCI's "North American prearranged trust portfolio earned a return of 18.0% in 1998 and 12.5 % in 1997 (including realized gains)." See Exhibit A at p.18.

         Far from showing that "a material number of SCI's funeral services had been and would continue to be, performed at significant losses," the Preneed Study actually demonstrates that the preneed funeral business is profitable. Indeed, the asset/liability study (which was part of the

--------

         (17) The 65 percent equity/35 percent fixed income asset allocation mix was mix #2 in the asset/liability study. See Exhibit C-1 at SCI0009.

Preneed Study) conducted by Coopers & Lybrand, L.L.P. looked at three states - Florida, Texas and California -- and established that the preneed funeral contracts in those states alone had a present value of more than $210 million in company net income. See Exhibit C-1 at SCI0020. The Preneed Study also found that "The Five Asset Allocation Mixes Reviewed All Resulted in Significant Net Cash Flow to SCI" and "Given Any Reasonable Time Frame (Longer than One Year), The More Aggressive Asset Mixes Provide Great Upside Potential With No Measurable Downside." See Exhibit C-4 at SCI0063.

         The notion that the Preneed Study "confirmed" the unprofitability of SCI's preneed funeral business is belied by the clear and unequivocal charts and graphs of the Preneed Financing Option Report, which was also prepared by Coopers & Lybrand, L.L.P. and is part of the Preneed Study. See Exhibit C-3. This Report looked at the various opportunities available to fund preneed funerals such as trust funds, insurance and bonding. Id. This model forecasted cash flows forward for 40 years and discounted them back to the present using present value techniques. Id. At-need funerals were forecast in the same way in this model as a comparison point. Id. The states of Florida, Texas, California and Missouri were modeled. Id. In all four states, profits generated by preneed contracts were more profitable than the at-need contracts, even using very conservative inflation assumptions. Id. at SCI0040, SCI0051, SCI0054, SCI0056-57.

         Not surprisingly, the Preneed Study also demonstrates that many of the other allegations raised by Plaintiffs regarding SCI's preneed funeral business are without any merit whatsoever. For example:

                  o While Plaintiffs claim that "the vast majority of the preneed assets that SCI had previously acquired in connection with its purchase of independent funeral homes were not, and would not be, invested in accordance with the terms of the "new investment program" (CCAC at Paragraph 36, 44, 45), the Preneed Study
                           demonstrates this is not the case. The truth is that the "new investment program" included all North American funeral trust assets, whether acquired in a purchase or not. SCI had established procedures in place to quickly move the trust funds it acquired to SCI's preferred trustees for investment in accordance with the new asset allocation mix. See Exhibit C-7 (When SCI acquires a funeral home, it takes steps to "amend the trust agreement or to have the trust adopt the master agreement for that state, assignment of an account number, verification of assets, and transferring of the trust to a new trustee"); Id. ("Once the [trust] assets are moved to the new trustee...the Corporate Investment Department will forward a package reflecting the asset allocation that is designated for the trust funds they hold").
                           (18)

                  o While Plaintiffs claim that SCI did not have any program to manage the assets associated with preneed funeral trusts prior to the creation of SCI Financial Services, Inc. in 1998 (See CCAC at Paragraph 95), the Preneed Study shows this is not the case. The Preneed Study expressly states that "[a]lthough SCI previously had an overall asset allocation policy for these trusts, the new allocation has been developed based upon on [sic] a more scientific, analytical approach, focused on meeting SCI's financial objectives." See Exhibit C-5 at SCI0070 (emphasis added).

                  o While Plaintiffs claim that SCI's "backlog of prearranged funeral contracts included a material number of contracts that were not sold at prices prevailing when the agreements were signed" (CCAC at P. 89), the Preneed Study establishes the falsity of Plaintiffs' claim. See Exhibit C-5 at SCI0068 ("At the time the [preneed] contract is signed, the contract's goods and services are priced at the current retail price").

                  o While Plaintiffs claim that SCI failed to disclose during the Class Period that it had not "establish[ed] any means of actively managing the mortuary trust assets that would eventually be used to pay for these acquired preneed funeral contracts" (CCAC at Paragraph 30), this is

--------

         (18) SCI's Form 10-Ks further demonstrate that SCI moved a considerable amount of the trust assets it acquired to its new investment program. In 1996, the year before SCI's new investment program went into effect, $276 million (or
31.8 percent) of the $866 million in funeral trust assets were in cash equivalents. By the end of 1997, after a year of SCI's new investment program, only $134 million (or 12.6 percent) of the $1.070 billion in funeral trust assets were in cash equivalents. See Exhibit B at p. 30.

                           simply not true. As noted above, in 1997 SCI implemented a "new investment program which entailed the consolidation of multiple trustees, the use of institutional managers with differing investment styles and consolidated performance monitoring and tracking." See Exhibit B at p. 16. The Preneed Study details the components of this "new investment program" in great detail. See Exhibit C-5 at SCI0066-71.

         A district court's central task in evaluating a motion to dismiss is to determine whether the complaint alleges facts sufficient to state a cause of action. In conducting that inquiry, the court need not accept a complaint's "bald assertions" or "unsupportable conclusions." See Snowden v. Hughes, 321 U.S. 1, 10 (1944). In this case, the Preneed Study speaks for itself. Plaintiffs should not be permitted to base a complaint solely on disingenuous and false references to the Preneed Study.

         C. ALLEGATIONS BASED ON INTERNAL CORPORATE DOCUMENTS ARE INSUFFICIENT TO SATISFY THE REFORM ACT.

         Aside from the Preneed Study, the Plaintiffs allege no facts for their claim that SCI encountered troubles in its preneed funeral business.(19) Plaintiffs allege only that SCI's executives had access to unspecified internal adverse information showing the "true" state of affairs. See CCAC at Paragraph 12 (the SCI Defendants were aware of true facts through "internal corporate documents," "conversations and communications with other corporate officers and employees," and "attendance at management and/or meetings of the Board and committees"). Courts across the United States have expressly rejected allegations of fraud based on unspecified allegations of negative "internal

--------

         (19) Plaintiffs claim that the Individual Defendants, as a result of their high-ranking positions with SCI, had access to "undisclosed adverse information." This is not sufficient to satisfy the Reform Act's pleading standards. See, e.g, In re Advanta Corp. Sec. Litig., 1998 WL 387595, at *7 (E.D. Pa. 1998), aff'd, 180 F.3d 525 (3d Cir. 1999) (allegations that defendants' positions within the company rendered them knowledgeable about adverse conditions is an "unsupported conclusion;" plaintiffs must point "to specific reports, circulated among defendants, which contained the adverse information defendants are charged with knowing").

company documents." See, e.g., Wenger, 2 F. Supp.2d at 1250-51 (rejecting unsubstantiated allegation that defendants were aware of the "true facts" and had access to "internal corporate documents"); Zeid, 930 F. Supp. at 436 (without any reference to particular corporate documents or other information, the Court can only conclude that Plaintiffs' allegations are based purely on speculation and conclusions drawn from hindsight). If the mere allegation that internal reports were "negative" were sufficient, any public company could be sued for fraud whenever its stock price dropped -- precisely what the Reform Act was intended to prevent.(20)

         Silicon Graphics II is instructive. In that case, plaintiffs alleged that the company ("SGI") and six of its top officers made a series of misleading statements, or withheld information, to inflate the value of SGI's stock while they engaged in massive insider trading, realizing nearly $14 million. See 183 F.3d at 982. Plaintiffs alleged that internal memorandum showed: (1) the company's product was not shipping in volume; (2) sales were slow in North America and Europe; and (3) SGI would not meet its revenue and growth targets. Id. at 984. Plaintiffs contended that these reports notified officers that SGI was suffering, but the officers did not disclose the information to the public. Id. Rather, according to the plaintiffs' allegations, the officers entered into a "conspiracy of silence" whereby they agreed to downplay the seriousness of SGI's problems while they dumped their SGI stock. Id.

         The Ninth Circuit ruled that where plaintiffs rely on such allegations, they must set forth "the sources of [their] information with respect to the [negative internal] reports," how plaintiffs "learned of the report[s]," "who drafted them," "which officers received them," and "an adequate description

--------

         (20) In any event, the Individual Defendants' access to the Preneed Study gave them no reason to believe SCI had encountered troubles of the sort asserted by the Plaintiffs in SCI's preneed funeral business.

of their contents" which should include "specifics." Id. at 985. As the Reform Act requires, a plaintiff must state "with particularity all facts on which [her] belief is formed." Id.

         The CCAC lacks any specific factual allegations. As in Silicon Graphics II, Plaintiffs here rely on the Individual Defendants' positions and allege participation in the day-to-day management and overall direction of the Company allowed them access to "undisclosed adverse information." See CCAC at Paragraph
12. Without such "corroborating details," the Court simply "cannot determine whether there is any basis for alleging that the [Individual Defendants] knew that their statements were false at the time they were made." Silicon Graphics II, 183 F.3d at 985.

         Plaintiffs' cursory allegation that the Individual Defendants had access to "undisclosed confidential information" through reports generated by SCI's Falcon computer system and "Call In Reports" is not sufficient. See CCAC at Paragraph 12. The problem with the CCAC is that it fails to provide details such as when these reports were allegedly generated, who prepared them, to whom they were directed, the sources from which Plaintiffs obtained this information or the contents of such reports. See Silicon Graphics II, 183 F.3d at 985.(21) In short, the CCAC does not comply with the Reform Act. It should therefore be dismissed.

III.     MANY OF THE ALLEGED MISSTATEMENTS ARE NOT ACTIONABLE AS A MATTER OF LAW

         A.       GENERAL STATEMENTS OF OPTIMISM DO NOT SUPPORT A FRAUD CLAIM.

         The CCAC challenges numerous inactionable, vague statements of puffery and general optimism, a natural consequence of Plaintiffs' decision to include in the CCAC virtually every public statement SCI made during the Class Period. Even before the Reform Act, courts consistently held

--------

         (21) Moreover, Plaintiffs' claims are contradicted by the very document which they reference -- The Preneed Study. See Exhibit C.

that general statements of corporate optimism cannot support liability for securities fraud. Raab v. General Physics Corp., 4 F.3d 286, 290 (4th Cir. 1993) (vague statements of opinion are not actionable under the federal securities laws because they are considered immaterial and discounted by the market as mere "puffing"); In re VeriFone Sec. Litig., 784 F. Supp. 1471, 1481 (N.D. Cal. 1992) ("investors . . . know how to devalue the optimism of corporate executives"), aff'd, 11 F.3d 865 (9th Cir. 1993).

         As would be expected, SCI made a number of general statements concerning the growth of its business, its acquisition strategy and its potential for profitability in the future. Here are a few examples of the types of vaguely optimistic statements Plaintiffs challenge.

                  o "The acquisition [of American Memorial Life Insurance Company] is a way for [SCI] to expand its profit base." See CCAC at Paragraph 75.

                  o The acquisition of American Memorial Life Insurance Company "will allow SCI to better compete for and serve customers." Id. at Paragraph 84.

                  o "We're adding another dimension to make sure we're picking up all the value we can for our shareholders." Id. at Paragraph 75.

                  o "The fundamentals of the funeral industry remain strong". Id. at Paragraph 78.

                  o "We've long been the leaders in the prearranged funeral business." Id. at Paragraph 84.

                  o SCI "used its strategy of acquisitions...[to] add value to SCI today and long term." Id. at Paragraph 96.

These statements are not actionable because they cannot reasonably be relied upon by an investor making an investment decision. See Grossman v. Novell, Inc., 120 F.3d 1112, 1121-22 (10th Cir. 1997) (dismissing as puffing a statement that the merger presented a "compelling set of opportunities"); In re Mobile Telecommunication Techs. Corp. Sec. Litig., 915 F. Supp. 828, 834 (S.D. Miss.
1995) (dismissing as inactionable the statement that: "[w]e are highly optimistic that we will be profitable in 1993 as demand for nationwide and international wireless messaging services continues to grow both in the U.S. and in the international countries we serve"); In re Caere Corp. Sec. Litig., 837 F. Supp. 1054, 1057-58 (N.D. Cal. 1993) (dismissing as inactionable the statement that the company was "well-positioned for growth").

         Plaintiffs further attack certain public statements that are vague expressions of optimism about the merger between SCI and ECI. Specifically, Plaintiffs seek to hold the SCI Defendants liable for stating that the merger "should further enhance SCI's leading domestic market position" (CCAC at Paragraphs 80, 82), and that the merger "will create a combined North American operation with unparalleled resources" (CCAC at Paragraphs 80, 82). These statements are also not actionable because no reasonable investor would rely upon such obvious "puffery."

         B.       STATEMENTS OF HISTORICAL FACT DO NOT SUPPORT A FRAUD CLAIM.

         Of the statements made by the SCI Defendants, a number report historical facts regarding SCI's business, such as the results of the second and third quarters of 1998. See CCAC at Paragraphs 78, 86, 96. However, Plaintiffs do not allege that these results were false or inaccurate. Moreover, the announcement of past financial results cannot in itself imply that such results will continue. See, e.g., In re Convergent Techs, Sec, Litig., 948 F.2d 507, 512-13 (9th Cir.1991); Wenger, 2 F. Supp. 2d at 1245 ("disclosure of accurate historical data does not become misleading even if less favorable results might be predictable by the company in the future"). Thus, none of these statements are actionable on the grounds they were false or misleading. See, e.g., In re Cypress Semiconductor Sec. Litig., 891 F. Supp. 1369, 1379 (N.D. Cal. 1995) (accurate statements of historical fact are not actionable).

         C. THE SCI DEFENDANTS' FORWARD-LOOKING STATEMENTS ARE PROTECTED BY THE SAFE HARBOR.

         The Reform Act's safe harbor provides that a person "shall not be liable" for any forward-looking statement accompanied by a "meaningful cautionary statement identifying important factors that could cause actual results to differ materially from those in the forward-looking statement...." 15
U.S.C. Section 78u-5(c)(1)(A)(i). This is true even if the cautionary statement fails "to include the particular factor that ultimately causes the forward-looking statement not to come true . . . ." H.R. Conf. Rep. No. 104-369, at 44.

         Plaintiffs have purposefully tried to mischaracterize forward-looking statements as statements of historical fact by alleging that the statements were made with knowledge of their falsity. This disingenuous effort to avoid the safe harbor should be rejected. Statements concerning a strategy yet to be fully implemented and yet to be completed are, by definition, forward looking in nature. Harris v. Ivax Corp., 998 F. Supp. 1449, 1453 (S.D. Fla. 1998) (although couched in present tense, allegations regarding business conditions were forward looking because "[r]epresentations regarding the state of a business' position in a changing market or the soundness of its growth strategies are necessarily forward-looking"), aff'd, 182 F.3d 799 (11th Cir. 1999).

         Plaintiffs assert that the SCI Defendants failed to warn investors of various factors -- including an allegedly unprofitable preneed funeral business
- that could have an adverse impact on earnings. However, SCI's August 6, 1998 and October 22, 1998 press releases, both of which Plaintiffs assert contain misleading statements, are accompanied by cautionary statements and specific risk factor disclosures. See Exhibits F and G.(22) Plaintiffs also complain that statements

-----------------
         (22) SCI's cautionary statement under the Reform Act provides as follows:

                                                                  (continued...)

contained in the Forms 10-Q filed by SCI on August 14, 1998 and November 16, 1998 misled investors about the expected growth in revenues and profitability of SCI. The Forms 10-Q, however, also contained safe harbor language. See Exhibit H at p.21 and Exhibit I at pp.22-23. In light of these ample risk disclosures, the Reform Act's safe harbor provision renders it impossible for Plaintiffs to claim that SCI's forward looking statements were misleading.

IV.      PLAINTIFFS DO NOT ADEQUATELY ALLEGE SCIENTER

         "Scienter is a crucial element" in claims of securities fraud. Tuchman
v. DSC Communications Corp., 14 F.3d 1061, 1067 (5th Cir. 1994).(23) This is so "because not every misstatement or omission in a corporation's disclosures gives rise to a Rule 10b-5 claim." Id. Only when a plaintiff can show that the defendant acted with "a mental state embracing intent to deceive, manipulate, or defraud" does an alleged misstatement or omission raise a legitimate claim of securities fraud. Id. (quoting Ernst v. Hockfelder, 425 U.S. 185, 193 n.12
(1976)).

--------

         (22) (...continued)

                  Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the following: The company maintaining its high level of acquisition activity and achieving expected performance from these acquired businesses, and the ability to manage internal growth of existing operations; the economy, competition and death rates in the company's geographic areas of operations; and sufficient availability of capital resources to fund future acquisitions and planned levels of capital expenditures which will depend on prevailing market conditions, interest rates, and the financial condition of the company.

See Exhibits F and G (emphasis added).

         (23) To establish a securities fraud claim under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5, a plaintiff must plead and prove a (1) material misstatement or omission (2) of material fact (3) made with scienter (4) on which the plaintiff relied (5) that proximately caused the plaintiff's injury. Tuchman, 14 F.3d. at 1067. Scienter is not an element of Plaintiffs' Section 11 and 12(a)(2) claims.

         Plaintiffs attempt to satisfy the heightened scienter requirement of the Reform Act in two ways. First, Plaintiffs contend that the SCI Defendants made false and misleading statements "to obtain and maintain favorable ratings on the debt securities that SCI had registered with the SEC but not yet issued." See CCAC at Paragraph 113. Second, Plaintiffs allege that the SCI Defendants made misstatements to facilitate the consummation of the SCI-ECI merger. See CCAC at Paragraphs 110, 112. As shown below, neither of these scienter allegations pass muster.

         A. UNDER THE REFORM ACT, PLAINTIFFS MUST ALLEGE SPECIFIC FACTS CREATING A STRONG INFERENCE OF SCIENTER THAT THE SCI DEFENDANTS ACTED KNOWINGLY OR RECKLESSLY, NOT JUST THAT THEY HAD A MOTIVE AND OPPORTUNITY TO COMMIT FRAUD.

         Before the Reform Act, the courts used a range of standards governing the degree of specificity needed to plead a defendant's state of mind for a securities fraud claim. Some circuits found a general allegation of scienter sufficient under Fed. R. Civ. P. 9(b), e.g., In re Glenfed, Inc. Sec. Litig., 42 F.3d 1541, 1545 (9th Cir. 1994), while others, including the Fifth Circuit, held that plaintiffs "must set forth specific facts to support an inference of fraud." Lovelace, 78 F.3d at 1018. The Second Circuit employed a standard requiring plaintiffs to plead specific facts that would support "a strong inference of fraud." Shields v. Citytrust Bancorp, Inc., 25 F.3d 1124, 1128 (2d Cir. 1994). Under this "strong inference" standard, a plaintiff had to allege specific facts that would either "constitute strong circumstantial evidence of conscious misbehavior or recklessness" or "show that defendants had both motive and opportunity to commit fraud." Id.

         In enacting the Reform Act, Congress sought to reduce the volume of abusive federal securities litigation by erecting procedural barriers to prevent plaintiffs from asserting baseless securities fraud claims. See H.R. Conf. Rep. 104-369, at 31. An important component of the Reform Act's new standard is its heightened pleading requirement for scienter. Under this heightened standard, plaintiffs must "state with particularity facts giving rise to a strong inference that the defendant acted with the required state of mind," and do so "with respect to each act or omission alleged." 15 U.S.C. Section 78u-4(b)(2) (emphasis added). This new standard augments and reinforces the Fifth Circuit's existing mandate under Fed. R. Civ. P. 9(b) that the circumstances allegedly constituting fraud must be spelled out in great detail. See Melder, 27 F.3d at 1100 (setting forth Rule 9(b) requirements for pleading securities fraud).

         The Reform Act's new standard no longer permits plaintiffs to plead scienter by merely alleging facts showing defendants' "motive and opportunity" to commit fraud. See, e.g., Silicon Graphics II, 183 F.3d at 977-79. Congress soundly rejected Second Circuit case law that allegations of "motive and opportunity" could suffice to provide the required strong inference of scienter.(24) In fact, the Conference Report, which is the authoritative source for finding the Legislature's intent, expressly stated that Congress declined to adopt the "motive and opportunity" test:

                  The Conference Committee language is based in part on the
                  pleading standard of the Second Circuit. . . .Regarded as the most stringent pleading standard, the Second Circuit requirement is that the plaintiff state facts with particularity, and that these facts, in turn, must give rise to a "strong inference" of the defendant's fraudulent intent. Because the Conference Committee intends to strengthen existing pleading requirements, it does not intend to codify the Second Circuit's case law interpreting this pleading standard. FN 23/

                  FN 23/ For this reason, the Conference Report chose not to include in the pleading standard certain language relating to motive, opportunity, or recklessness.

--------

         (24) The legislative history of this provision of the Reform Act is set out in great detail in In re Paracelsus Corp. Sec. Litig., 1998 WL 1108373, at *5-6 (S.D. Tex. 1998) (Werelin, J.).

H.R. Conf. Rep. 104-369, at 41 n.23. See also S. Rep. 104-98, at 15 ("The
Committee does not intend to codify the Second Circuit's case law interpreting [the strong inference] pleading standard, although courts may find this body of law instructive").

         Congress also rejected an amendment that would have codified the Second Circuit standard, making "motive and opportunity" part of the statutory language. See H.R. Conf. Rep. 104-369, at 41; 141 Cong. Rec. S9199, S9201. Several courts have considered Congress' rejection of such proposed statutory language to be persuasive evidence that Congress did not intend to leave alive the "motive and opportunity" test. See, e.g., Friedberg v. Discreet Logic, Inc., 959 F. Supp. 42, 48-9 (D.Mass. 1997). Indeed, "[f]ew principles of statutory construction are more compelling than the proposition that Congress does not intend sub silentio to enact statutory language that it has earlier discarded in favor of other language." INS v. Cardoza-Fonseca, 480 U.S. 421, 442-43 (1987). See also Gulf Oil Corp. v. Copp Paving Co., 419 U.S. 186, 200 (1974) (by expressly declining to adopt proposed statutory language, Congress' action "strongly militates against a judgment that Congress intended [the] result that it expressly declined to enact").

         "Congress further provided very strong evidence of its intent to go beyond the Second Circuit standard when it overrode President Clinton's veto of the [Reform Act]." Silicon Graphics II, 183 F.3d 979. President Clinton vetoed the Reform Act, in part, because "the conferees make crystal clear...their intent to raise the [pleading] standard even beyond [the Second Circuit] level," and "the conferees meant to erect a higher barrier to bringing suit than any now existing." H.R. Doc. No. 104-150 (1995). By overriding the President's veto and enacting this "higher barrier," Congress provided powerful evidence to elevate the pleading standard to a level beyond that in the Second Circuit.

         Accordingly, a number of courts addressing the issue have held that following passage of the Reform Act, allegations of motive and opportunity, without more, will no longer be presumed sufficient to support a strong inference of scienter.(25) As the Ninth Circuit has explained:

                  [P]laintiffs proceeding under the [Reform Act] can no longer aver intent in general terms of mere motive and opportunity or "recklessness," but rather, must state specific facts indicating no less than a degree of recklessness that strongly suggests actual intent. Thus...the [Reform Act] requires plaintiffs to plead, at a minimum, particular facts giving rise to a strong inference of deliberate or conscious recklessness.

--------

         (25) Three other circuit courts have agreed that the Reform Act raised the scienter pleading standard to something more than just "motive and opportunity." In In re Comshare, Inc. Sec. Litig., 183 F.3d 542, 549 (6th Cir.
1999), the Sixth Circuit held that plaintiffs "may plead scienter in Section 10(b) or Rule 10b-5 cases by alleging facts giving rise to a strong inference of recklessness, but not by alleging facts merely establishing that a defendant had the motive and opportunity to commit fraud." Similarly, the 11th Circuit has recently held that ("[Congress] did not intend to codify the lesser-known, lesser-accepted, and certainly not well-established notion that allegations of motive and opportunity to commit fraud are sufficient to show scienter"). Bryant
v. Avado Brands, Inc., 1999 WL 688050, *12 (11th Cir. 1999). The Third Circuit found that the "Reform Act establishes a pleading standard approximately equal in stringency to that of the [pre-Reform Act] Second Circuit," (including allegations of motive and opportunity), but recognized that "particularity" language in the Reform Act resulted in a "heightened standard." In re Advanta Corp. Sec. Litig., 180 F.3d 525, 534 (3d Cir. 1999).

         By contrast, the Second Circuit, without any analysis of the statutory language or the oft-cited legislative history, merely adopted the "motive and opportunity" test used before the enactment of the Reform Act. Press v. Chemical Investment Services Corp., 166 F.3d 529, 538 (2d Cir. 1999).

Silicon Graphics II at *21.(26) This interpretation follows from Congress' intent as expressed in the legislative history of the Reform Act.(27)

         B.       PLAINTIFFS' ALLEGATIONS DO NOT SUPPORT A STRONG INFERENCE OF
                  SCIENTER.

         Plaintiffs' scienter allegations amount to no more than an attempt to plead motive alone and therefore fail to satisfy the Reform Act's heightened pleading standard. On this ground alone, Plaintiffs' 10(b) and 10b-5 claims should be dismissed. But whatever standard applies, the Reform Act requires "facts giving rise to a strong inference" of scienter. The CCAC's scienter allegations fall woefully short of the mark.

--------

         (26) The SCI Defendants expect the Plaintiffs to cite Williams v. WMX Techs., Inc., 112 F.3d 175, 178 (5th Cir.), cert. denied, 118 S.Ct. 412 (1997)
for the proposition that the Fifth Circuit has adopted the "motive and opportunity" test under the Reform Act. This argument is without merit as Judge Werlein recently noted:

         The Court notes the argument made by Plaintiffs that the Fifth Circuit in Williams v. WMX Techs., Inc., 112 F.3d 175, 178 (5th Cir.), cert. denied, 118 S.Ct. 412 (1997), stated that the [Reform Act] did not change the strong inference pleading standard adopted by the Second
         Circuit.... In Williams, however, the Fifth Circuit was not discussing the standard for pleading scienter under Section 10(b); instead, the court cited a Second Circuit case that discussed the particularity with which the elements of fraud had to be pled under Rule 9(b) (i.e., the "who, what, when, and where"). See Williams, 112 F.3d at 177-78 (citing Mills v. Polar Molecular Corp., 12 F.3d 1170 (2d Cir.1993) (setting forth the specificity with which the elements of fraud must be pled)). The Fifth Circuit in Williams did not discuss the new requirement for pleading scienter under Section 10(b), nor did it rely upon the Second Circuit's contrary decision in Shields, which had held that pleading motive and opportunity was sufficient from which to infer scienter. Maldonado v. Dominguez,137 F.3d 1, 9 n.5 (1st Cir.1998), which made a similar statement to the one in Williams, is distinguishable on the same basis as Williams.

In re Paracelsus Corp., 1998 WL 1108373, at *6 fn.2.

         (27) The two courts in the Southern District of Texas that have construed this section of the Reform Act are divided in their interpretations. Compare In re Paracelsus Corp., 1998 WL 1108373 (holding that the Reform Act imposes a heightened pleading standard and eliminates the ability to plead scienter solely by alleging evidence of a defendant's motive and opportunity) with Robertson v. Strassner, 32 F. Supp.2d 443 (S.D. Tex. 1998) (Atlas, J.) (adopting "motive and opportunity" test).

                  1. PLAINTIFFS' ALLEGATIONS THAT THE SCI DEFENDANTS MADE MISSTATEMENTS TO MAINTAIN SCI'S BOND RATING FAILS TO CREATE THE REQUIRED INFERENCE OF SCIENTER.

         Plaintiffs' conclusory allegation that the SCI Defendants made false and misleading statements "to obtain and maintain favorable ratings on the debt securities that SCI had registered with the SEC but not yet issued" (CCAC at Paragraph 113) fails to support an inference of motive even under the pre-Reform Act pleading standards for scienter. Applying only Rule 9(b), courts, including the Fifth Circuit, repeatedly refused to infer "motive" from similar allegations that misstatements were made to maintain a high bond or credit rating. See, e.g., Melder, 27 F.3d at 1102;(28) L.L. Capital Partners, L.P. v. Rockefeller Center Properties, Inc., 939 F. Supp. 294, 300 (S.D.N.Y. 1996) (holding under Rule 9(b) that allegations that misrepresentations were made to facilitate $21 million offering insufficient to establish motive).

         Post-Reform Act cases looking to motive as a relevant factor equally reject such allegations as a basis for inferring scienter. In San Leandro Emergency Med. Group Profit Sharing Plan v. Philip Morris Companies, 75 F.3d 801, 813-14 (2d Cir. 1996), for example, the plaintiffs attempted to establish motive by alleging that an inflated stock price maintained the company's bond or credit rating at the highest possible level, so as to maximize the marketability of $700 million of debt securities. The Second Circuit held:

                  We do not agree that a company's desire to maintain a high bond or credit rating qualifies as a sufficient motive for fraud in these circumstances, because "if scienter could be pleaded on that basis alone, virtually every

--------

         (28) The Fifth Circuit, in Melder, affirmed the dismissal of plaintiffs' section 10(b) claims where plaintiffs alleged that defendants engaged in securities fraud "so that they could inflate the price of the Company's common stock in order to . . . successfully bring to fruition the [initial and secondary public] offering." 27 F.3d at 1102. The Melder court held that plaintiffs' allegations "did not set out facts sufficient to allow for a proper inference of scienter." Id.

                  company in the United States that experiences a downturn in stock price could be forced to defend securities fraud actions."

San Leandro, 75 F.3d at 814 (citation omitted).

         Courts have quite correctly interpreted the San Leandro decision as an "unequivocal rejection of the concept of motive predicated upon desire to maximize the marketability of debt securities and to minimize interest rates." In re 1993 Corning Sec. Litig., 1996 WL 257603, at * 6 (S.D.N.Y. 1996) (holding that allegations of company's desire to complete bond offering and maximize ongoing marketability of debt securities insufficient to plead scienter). See also In re Crown Am. Realty Trust Sec. Litig., 1997 WL 599299, at *25 (W.D. Pa.
1997) (holding that allegations of "desire to improve [defendant's] financial picture to enhance its ability to finance further capital improvements" is insufficient to plead scienter). Accordingly, even if this Court is prepared to accept "motive and opportunity" allegations as a sufficient basis for scienter, the allegations in the CCAC of the SCI Defendants' motivation is inadequate.

                  2. PLAINTIFFS' ALLEGATION THAT THE SCI DEFENDANTS MADE MISSTATEMENTS TO FACILITATE CONSUMMATION OF THE SCI-ECI MERGER FAILS TO CREATE THE REQUIRED INFERENCE OF SCIENTER.

         Plaintiffs also allege that the SCI Defendants were motivated to commit fraud to facilitate the consummation of the SCI-ECI merger. See CCAC at Paragraph 112 ("SCI was motivated to maintain SCI's stock price in an effort to acquire ECI in a stock-for-stock transaction for less than ECI's true value").

         However, it is well-settled that a "desire to consummate [a] corporate transaction does not constitute a motive for securities fraud." In re Health Management, Inc. Sec. Litig., 970 F. Supp. 192, 203-04 (E.D.N.Y.1997) (motive not established by pleading corporate acquisition using supposedly artificially inflated stock). See also Leventhal v. Tow, 48 F. Supp. 2d 104, 115 (D. Conn.

1999) (finding that allegation that the defendants had a motive to artificially inflate stock price during the class period in order to get more favorable terms in the stock-for-stock transactions and in the issuance of the debentures was an insufficient allegation of scienter); Malin v. Ivax, 17 F. Supp.2d 1345, 1361 (S.D. Fla. 1998) (rejecting motive "maintaining the stock price...to facilitate mergers and acquisitions"); In re Cirrus Logic Sec. Litig., 946 F. Supp. 1446, 1477 (N.D. Cal. 1996) (allegation that defendants misrepresented reserves to facilitate stock-for-stock merger is insufficient to establish scienter).

         If all a securities fraud plaintiff had to do to sufficiently plead scienter was to allege that the defendants artificially inflated a stock's price to obtain more favorable terms in a stock-for-stock transaction "nearly every stock-for-stock transaction conducted in the United States could be subject to challenge." In re Cirrus Logic Sec. Litig., 946 F. Supp. at 1477. At that point, the scienter requirement becomes meaningless.

         Additionally, the Plaintiffs do not expressly or even inferentially explain how the desire to conclude the SCI-ECI merger by using inflated value of the stock as consideration for the merger, is in the economic self-interest of the Individual Defendants. Numerous courts have found that stock ownership, standing alone, is insufficient to plead scienter. See, e.g., Duncan v. Pencer, 1996 WL 19043, at * 11 (S.D. N.Y. 1996) (defendants' motive "to enhance the value of their personal holdings and options" is insufficient to plead scienter).

                  3. THE INDIVIDUAL DEFENDANTS' LACK OF TRADING IN SCI STOCK NEGATES ANY INFERENCE OF SCIENTER.

         Plaintiffs' scienter allegations contain an interesting - although unsurprising - omission. Plaintiffs fail to inform the Court that none of the Individual Defendants sold SCI stock during the

Class Period.(29) The collective failure of the three Individual Defendants - SCI's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer - to take advantage of "artificially inflated prices" and to sell stock during the Class Period negates any inference of scienter. See, e.g., In re Burlington Coat Factory Sec. Litig., 114 F.3d 1410, 1423 (3d Cir. 1997) (finding that no inference of scienter was established because "two of the more powerful" defendants did not sell any stock).

         The Individual Defendants are, without question, substantial shareholders in SCI. The chart below summarizes the Individual Defendants stock ownership as of July 17, 1998:

                                                                                           Total Holdings
                                    Shares of Stock(30)         Vested Options(31)       Available for Sale
                                    -------------------         ------------------       ------------------
         Waltrip                    889,645                     2,235,753                3,125,398

         Heiligbrodt                588,944                     1,333,452                1,922,396

         Champagne                   63,150                           510                   63,660

         Despite the fact that the Individual Defendants had a cumulative 5,111,454 shares available for sale, there are no allegations that the Individual Defendants sold a single share during the Class Period. It defies belief that the three presumed masterminds of the massive fraud alleged in the

--------

         (29) The Individual Defendants' stock sales are publicly reported on SEC Form 4 within 10 days of the end of the month in which a transaction occurs. Form 4 requires the dates and amounts of the security purchased or sold. See SEC Rules 16a-1 to a-3 and Form 4, codified at 17 C.F.R. Section 240.16a-1 to a-3, and Official Form (1997). Form 4 is usually the only source of data on insider trades.

         (30) See Forms 4 and Forms 5, attached as Exhibits J, K and L. Form 5 is an Annual Statement of Changes in Beneficial Ownership. These figures include both indirect and direct holdings.

         (31) See 1999 Proxy Statement and 1999 Annual Meeting Notice, attached as Exhibit M, at p. 14.

CCAC would not take advantage of that scheme and sell even a small portion of their stock holdings during the Class Period.

         In evaluating whether the allegations of a complaint sufficiently allege scienter, courts routinely place great importance on the complaint's lack of any allegations of stock trading by the company's high-ranking executives. In In re Gleaner Technologies, Inc. Sec. Litig., 1998 WL 915907 (S.D.N.Y. 1998), for example, the Court stated:

                  [P]erhaps most importantly, the inference of scienter is undermined by the fact that [the company's] Chief Executive Officer ("CEO") and Chairman, Vice Chairman, Chief Financial Officer ("CFO") and Comptroller did not sell any stock before the Company publicly disclosed the [negative] impact of the FCC freeze [on the company]. Certainly one can assume that these high-ranking corporate officers, arguably the most knowledgeable of all Board members, would be part of any fraudulent scheme to benefit from insider information through pre-emptive stock sales. The absence of sales from these individuals, then, suggests that the February trading by the seven defendants does not give rise to a strong inference of scienter.

Id. at *4. See also Head v. NetManage, Inc., 1998 WL 917794, at *4 (N.D. Cal.
1998) (dismissing complaint; holding that chief financial officer did not sell negated scienter and stating that it makes no sense that "the alleged masterminds of the fraudulent scheme" would not take advantage of the scheme); In re Health Mgmt. Sys. Sec. Litig., 1998 WL 283286, at * 6 (finding that no inference of scienter is created because the CFO did not sell any stock); In re Comshare Sec. Litig., 1997 WL 1091468, at * 10 (E.D. Mich. 1997), aff'd, 183
F.3d 542 (6th Cir. 1999) ("the CEO and CFO would have been essential participants in any scheme, thus, their having sold no stock, undermines any suggestion of knowledge on the part of defendants due to the other sales"); In re Credit Acceptance Corporation Securities Litigation, 50 F. Supp.2d 662, 677 (E.D. Mich. 1999) ("It seems as though the CFO would have been an essential participant in any fraudulent scheme to defraud the company.

The fact that he did not sell any shares during the class period undermines the suggestion that the Defendants engaged in securities fraud in order to profit from their own stock sales") .

         The fact that the three Individual Defendants retained substantial holdings affirmatively demonstrates no scienter. See In re Worlds of Wonder Sec. Litig., 35 F.3d at 1425 (holding that there was no inference of scienter where defendants retained the bulk of their shares). Waltrip's SCI total holdings declined in value approximately $46.6 million on January 26, 1999, the day SCI announced that it expected earnings per share for the fourth quarter 1998 to be lower than analysts' expectations. That same day, Heiligbrodt's SCI total holdings declined in value approximately $28.7 million and Champagne's SCI total holdings declined in value approximately $950,000. Far from supporting a "strong inference" that the Individual Defendants had a motive to capitalize on artificially inflated stock prices, these facts suggest they had every incentive to ensure the long term growth and stability of SCI.(32)

                                   CONCLUSION

         Plaintiffs' allegations against the SCI Defendants epitomize the abusive claims the Reform Act was designed to prevent. For the reasons stated above, the SCI Defendants respectfully request that the Court dismiss the Consolidated Class Action Complaint in its entirety with prejudice.

--------

         (32) Further refuting an inference of scienter is the fact that Heiligbrodt sold all of his holdings of SCI stock after the end of the Class Period, at $17 per share. See Exhibit M at p. 17. This is approximately 50 percent less than SCI's stock price at the beginning of the Class Period. If, as Plaintiffs assert, Heiligbrodt was responsible for committing a fraud, one would expect him to sell his stock when it was "inflated," not when it was at a 52-week low.

                                           Respectfully submitted,

                                           Bracewell & Patterson, L.L.P.



                                           By:
                                              ----------------------------------
                                              J. Clifford Gunter III
                                              State Bar No. 08627000

                                           South Tower Pennzoil Place
                                           711 Louisiana, Suite 2900
                                           Houston, Texas 77002-2781
                                           Telephone:        (713) 223-2900
                                           Facsimile:        (713) 221-1212
                                           ATTORNEY-IN-CHARGE

                                           Andrew M. Edison
                                           Bracewell & Patterson, L.L.P.
                                           South Tower Pennzoil Place
                                           711 Louisiana, Suite 2900
                                           Houston, Texas 77002-2781
                                           Telephone:        (713) 223-2900
                                           Facsimile:        (713) 221-1212

                                           COUNSEL FOR DEFENDANTS

                             CERTIFICATE OF SERVICE

         I hereby certify that a true and correct copy of the foregoing document was forwarded by messenger on the 8th day of October, 1999 to Plaintiffs' Lead
Counsel:

                           Mr. Roger E. Greenberg
                           Greenberg, Peden, Siegmyer & Oshman, P.C.
                           12 Greenway Plaza
                           10th Floor
                           Houston, Texas 77046


                                        ----------------------------------------
                                        Andrew M. Edison


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